Exhibit 99.1

February 21, 2017 08:30 ET

Marathon Patent Group Issues Letter to Shareholders

LOS ANGELES, CA—(Marketwired - Feb 21, 2017) - Marathon Patent Group, Inc. (NASDAQ: MARA) (“Marathon” or “Company”), an IP licensing and commercialization company, today issued the following shareholder letter.

The year 2016 was a record revenue year for Marathon Patent Group. While we have yet to report our full fiscal year end results, year to date revenues at the end of our third quarter were nearly double compared to the prior full year. We remain well positioned for 2017 and expect continued revenue growth.

We remain optimistic with regard to the fundamental opportunity ahead of us. Currently, we possess a collective pool of quality assets that far surpasses any other time in our history, consisting of over 12,000 assets compared to just 330 this time last year.

Although we try to continually provide current investor communications, much of what happens at Marathon cannot be communicated until an outcome has been reached in a litigation, which typically involves a settlement and the execution of a license. The entire litigation process itself, and settlement negotiations, are governed by strict confidentiality. However, investors need to be able to assess the state of our business and prospects. I assure you that we will do our very best to afford you a proper level of transparency, while not impeding our ability to generate licensing revenues.

More often than not, the results of our efforts only become tangible upon the execution of a licensing agreement. A tremendous amount of work often results in a single culminating event. While it may outwardly appear that our business is event driven, it is in fact more of a process with predictable milestones. Currently we are working on licensing initiatives designed to promote a recurring and predictable revenue outlook which will allow enhanced transparency and predictability.

With this in mind, we will continue to initiate suits, with more soon to follow. For example, we continue to bring cases like those recently filed by our Munitech IP subsidiary against eight defendants and covering Standard Essential Patents acquired from Siemens AG.

I would like to give some selected portfolio updates:

•    The Signal IP portfolio - Patents relate to the automotive and related industries in the areas of occupant restraint and safety systems as well as automotive centric communications methodologies including sensing and detection technologies. We have two active cases, one against Fiat Chrysler, which is scheduled for trial in June 2017 in Eastern District of Michigan. The second case is against Toyota and is stayed pending final outcome of IPR proceedings.

•    CRFD Research - CRFD Research’s wireless technology portfolio represents key enabling wireless technologies in two distinct areas; 1) In-Session Handoff in which active sessions on wireless devices (or wired and Internet connected devices) can be handed off to other wireless devices (or wired and Internet connected devices) with no loss of session history and 2) Mobile Web Content Transformation in which web content is transformed into formats compatible with destination devices and is capable of supporting both secure and unsecure connections. We have four active cases in the District of Delaware against Dish, Hulu, Netflix, and Spotify. The cases are stayed pending the final outcomes of the IPR proceedings.

•    Oil & Gas - Approximately 11,000 patent assets relating to oil and gas equipment and services. Licensing discussions have been initiated.

•    Munitech IP (Siemens Cellular) - The patents relate to W-CDMA and GSM cellular technology. Significantly, most of the patent families have been declared to be Standard Essential Patents (“SEPs”) with the European Telecommunications Standard Institute (“ETSI”) and/or the Association of Radio Industries and Businesses (“ARIB”) related to Long Term Evolution (“LTE”), Universal Mobile Telecommunications System (“UMTS”), and/or General Packet Radio Service (“GPRS”). On February 13, 2017 complaints were filed in the Regional Court of Dusseldorf in Germany against Google Inc., ZTE Deutschland GmbH, ZTE Services Deutschland, ZTE Corporation, Xiaomi Technology Co. LTD., Telecom Deutschland GmbH, Vodafone GmbH, and Telefonica Germany GmbH & Co. OHG.

•    Magnus IP (Siemens “Internet of Things”) - The portfolio is directed toward self-healing control networks for automation systems. The patents are relevant to wireless mesh or home area networks for use in the Internet of Things, or connected home devices and enable simple commissioning, application level security, simplified bridging, and end-to-end IP security. The technology can support a wide variety of Internet of Things enabled devices including lighting, sensors, appliances and security. Licensing discussions have been initiated.

•    Traverse Technologies - The portfolio pertains to battery anodes and cathodes using nanostructure techniques. It enables exceptional battery performance and allows for integration of microsystems that enhance overall functionality. The technology utilizes both nano-materials and nanostructures to enhance battery performance. As preparation for initial filings is underway, the ongoing prosecution of the portfolio continues with two patents granted in the last 60 days. The first, German Patent Application No. 11 2009 000 443.1, is titled “High Capacity Electrodes,” and the second, Singapore Patent Application No. 11201405271X, is titled “Hybrid Energy Storage Devices.” Licensing discussions have been initiated.

•    Motheye - Covers systems that reduce or eliminate reflection at facets of a semiconductor gain medium, as well as suppressing natural longitudinal modes. In addition, the technology enables more precise wavelength control of the light output of a laser. This allows the laser to be used in a dense wavelength division multiplexing system. Licensing discussions are scheduled to commence prior to the end of March 2017.

•    Dynamic Advances - The Dynamic Advances portfolio contains patents which relate to a system and method is provided that utilizes a definitive model of enterprise metadata, a design of keywords with simplified complexity, a graphical model of logical structure, a branch and bound search algorithm, and a case-based interaction method to process natural language inputs. Licensing discussions have been initiated.

We continue to believe that there are opportunities in brand and trademark licensing and that these opportunities could complement our core patent licensing business. While disappointed an anticipated acquistion has not come to fruition, we continue to evaluate numerous other trademark assets. We remain mindful of finding the right trademark asset for the right price and will only consider those we believe capable of generating a return on investment for our shareholders.

Further complementing our core patent listening business, we were fortunate to partner with HP on 3D Nanocolor. The IP exclusively licensed by 3D Nanocolor is a result of years of research and development at HP and is an advancement of HP’s leadership in micro fluid technology. 3D Nanocolor is commercializing HPs disruptive technology that targets the multi-billion commercial smart glass and window markets. EK film being developed is an optical switching technology using the electrically charged ink that can be applied to glass surfaces to enable dynamic control of color and contrast. This novel disruptive technology can be applied to both new and existing windows, offering improved color options, energy savings, and immediate switching response. Importantly, manufacturing and production costs of 3D Nano EK film are expected to be lower when compared to the current leading smart window technology.

In recent weeks, we have been meeting with advisors to evaluate a number of options to best allow 3D Nanocolor to drive value to Marathon shareholders, including a potential spin-off or further investment in the assets.

We believe that we are well positioned to see continued year over year revenue growth, expecting 2017 revenues to exceed 2016. The quality and size of our managed asset base has never been stronger and provides opportunities for more potential revenue than in prior years, including potential for recurring revenues.

In closing, we are grateful for your continued support and look forward to speaking with you on our forthcoming FYE 2016 earnings call.

About Marathon Patent Group, Inc.

Marathon is an IP licensing and commercialization company. The Company acquires and manages IP rights from a variety of sources, including large and small corporations, universities and other IP owners. Marathon has a global focus on IP acquisition and management. The Company’s commercialization division is focused on the full commercialization lifecycle which includes discovering opportunities, performing due diligence, providing capital, managing development, protecting and developing IP, assisting in execution of the business plan, and realizing shareholder value.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the sale of the shares of common stock in the registered direct offering and the closing of the transactions. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACT INFORMATION

•                 CONTACT INFORMATION

Marathon Patent Group
Jason Assad
678-570-6791
Email Contact